Exhibit 99.1
March 9, 2009
Agilysys Appoints Kathleen A. Weigand as General Counsel and Senior Vice President, Human Resources
CLEVELAND, March 9 /PRNewswire-FirstCall/ — Agilysys, Inc. (Nasdaq: AGYS), a leading provider of innovative IT solutions, announced today that Kathleen A. Weigand will fill the newly created position of general counsel and senior vice president of human resources, effective immediately.
Weigand comes to Agilysys with more than 20 years of extensive legal and financial experience. She was recently executive vice president, general counsel and secretary of U-Store-it Trust, a NYSE-listed Real Estate Investment Trust. Weigand also served as deputy general counsel and assistant secretary of Eaton Corporation and assistant general counsel and assistant secretary of TRW Inc. Prior to joining TRW, Weigand practiced corporate and securities law at Thompson Hine LLP. She is a certified public accountant and was an audit manager at KPMG.
“Kathleen is an excellent addition to Agilysys’ new senior management team, allowing us to combine two former officer positions as we continue to streamline our corporate structure and aggressively pursue increasing shareholder value,” said Martin Ellis, president and chief executive officer. “Her breadth of corporate and multi-functional leadership experience augurs well for our organizational needs as we realign corporate functions.”
Weigand is a member of the American Bar Association. She is also a member of the Finance Committee of the Society of Corporate Secretaries and Governance Professionals and is a former member of its Board of Directors. She has a J.D. degree from Case Western Reserve University School of Law and a B.S. in Accounting from Gannon University.
About Agilysys, Inc.
Agilysys is a leading provider of innovative IT solutions to corporate and public-sector customers, with special expertise in select markets, including retail and hospitality. The company uses technology — including hardware, software and services — to help customers resolve their most complicated IT needs. The company possesses expertise in enterprise architecture and high availability, infrastructure optimization, storage and resource management, identity management and business continuity; and provides industry-specific software, services and expertise to the retail and hospitality markets. Headquartered in Cleveland, Agilysys operates extensively throughout North America, with additional sales offices in the United Kingdom and China. For more information, visit www.agilysys.com.
Contact:

Curtis Stout
Vice President and Treasurer
Agilysys, Inc.
440-519-8635
curtis.stout@agilysys.com
SOURCE Agilysys, Inc.
CONTACT: Curtis Stout, Vice President and Treasurer of Agilysys, Inc., +1-440-519-8635
curtis.stout@agilysys.com